Exhibit 99.1

PRESS RELEASE

SEA-VISTA ANNOUNCES NEW CREDIT FACILITY

Fort Lauderdale, Florida
April 20, 2015

FOR IMMEDIATE RELEASE - SEA-Vista I LLC (“SEA-Vista” or the “Company”) today announced that it closed a new $300 million credit facility (the "Credit Facility") with a syndicate of lenders led by JPMorgan Chase.
The Credit Facility is comprised of three tranches: (i) a $100 million revolving credit facility; (ii) an $80 million term loan; and (iii) a $120 million delayed draw term loan. The Credit Facility will fund working capital needs, capital commitments under our vessel construction program, the repayment of our outstanding Title XI financing and future growth opportunities.
Eric Fabrikant, CEO of SEA-Vista, commented, “This new credit facility will support the growth and expansion of the Company. We appreciate the strong support shown by our lending syndicate, which we believe reflects the strength of our platform and commitment to the business.”
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About SEA-Vista
SEA-Vista operates a fleet of U.S.-flag product tankers servicing the U.S. coastwise trade of crude oil, petroleum and chemical products.  SEA-Vista is a joint venture between SEACOR Holdings Inc. (“SEACOR”) (NYSE:CKH) and Avista Capital Partners (“Avista”).  SEACOR and its subsidiaries are in the business of owning, operating, investing in and marketing equipment, primarily in the offshore oil and gas, shipping and logistics industries.  Avista is a private equity firm specializing in investments primarily in growth oriented energy, healthcare, communications and media, industrial and consumer companies.
Certain statements discussed in this release as well as in other reports, materials and oral statements that SEACOR releases from time to time to the public constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, words such as "anticipate," "estimate," "expect," "project," "intend," "believe," "plan," "target," "forecast" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements concern management's expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters. These statements are not guarantees of future performance and actual events or results may differ significantly from these statements. Actual events or results are subject to significant known and unknown risks, uncertainties and other important factors, many of which are beyond SEACOR's control, including those discussed in Item 1A (Risk Factors) of SEACOR's Annual report on Form 10-K. In addition, these statements constitute SEACOR's cautionary statements under the Private Securities Litigation Reform Act of 1995. It should be understood that it is not possible to predict or identify all such factors. Consequently, the preceding should not be considered to be a complete discussion of all potential risks or uncertainties. Forward-looking statements speak only as of the date of the document in which they are made. SEACOR disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in SEACOR's expectations or any change in events, conditions or circumstances on which the forward-looking statement is based, except as required by law.

For additional information, contact Molly Hottinger at (954) 627-5278.